EXHIBIT 11


                            TOMMY HILFIGER CORPORATION
                  COMPUTATION OF NET INCOME PER ORDINARY SHARES
                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                  Year Ended     Year Ended    Year Ended
                                                                   March 31,      March 31,     March 31,
                                                                     1997           1996          1995
                                                                     ----           ----          ----
   FINANCIAL STATEMENT PRESENTATION
   PRIMARY
   Average shares outstanding................................       37,059         35,767        34,963

   Net effect of dilutive stock options on the treasury
   stock method using average market price...................          826          1,474         1,383
                                                                   -------        -------       -------

   Total.....................................................       37,885         37,241        36,346
                                                                   =======        =======       =======

   Net Income................................................      $86,382        $61,500       $40,715
                                                                   =======        =======       =======

   Per Share Amount..........................................      $  2.28        $  1.65       $  1.12
                                                                   =======        =======       =======

   FULLY DILUTED

   Average shares outstanding................................       37,059         35,767        34,963

   Net effect of dilutive stock options based on the
   treasury stock method using ending market price...........          979          1,606         1,666
                                                                   -------        -------       -------

   Total.....................................................       38,038         37,373        36,629
                                                                   =======        =======       =======

   Net Income................................................      $86,382        $61,500       $40,715
                                                                   =======        =======       =======

   Per Share Amount.........................................       $  2.27        $  1.65       $  1.11
                                                                   =======        =======       =======